FIRST AMENDMENT TO THE PRICE ENTERPRISES 1995
                   COMBINED STOCK GRANT AND STOCK OPTION PLAN

     Price Enterprises, Inc., a Maryland corporation (the "Company"), by resolution of its Board of Directors (the "Board"), adopted The Price Enterprises 1995 Combined Stock Grant and Stock Option Plan (the "Plan") for the purpose of attracting and retaining employees of ability and experience and to furnish such personnel maximum incentive to improve operations and increase profits of the Company. The Plan provides for grants of shares of the Company's Common Stock, par value $.0001 per share ("Common Stock"), and options to purchase shares of Common Stock.

     In order to provide for appropriate adjustments to options and the Plan in the event of changes in the Company's capital structure, the Board hereby adopts this First Amendment to the Plan, effective as of August 17, 1998. This First Amendment, together with the Plan, constitute the Plan in its entirety.

     Section 6 of the Plan shall be replaced in its entirety with the following:

     "6. Adjustments.

          The number of shares of Common Stock subject to grants to employees under the Stock Plan and the number of shares of Common Stock (or other securities or property) subject to options granted under the Stock Plan shall be adjusted as follows:

          (a) in the event that the Authorized Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Authorized Committee's sole discretion, affects the Common Stock such that an adjustment is determined by the Authorized Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Plan or with respect to an option, then the Authorized Committee shall, in such manner as it may deem equitable, adjust any or all of

               (i) the number and kind of shares of Common Stock (or other securities or property) with respect to which options may be granted or awarded (including, but not limited to, adjustments of the limitation in Section 2 on the maximum number and kind of shares which may be issued under the Stock Plan),

               (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding options, and

               (iii) the exercise price with respect to any option.


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          (b) notwithstanding the foregoing provisions of this Paragraph 6, upon the dissolution of the Company,  or upon any merger or consolidation of the
     Company:

               (i) the surviving corporation (whether the Company or otherwise) shall agree to exchange options to purchase its shares of stock for options granted under the Stock Plan, on terms fairly reflecting the terms of the merger or consolidation; or

               (ii) all vesting schedules, repurchase rights and obligations, and other terms and conditions applicable to shares of Common Stock granted under the Stock Plan shall be eliminated, and all options granted under the Stock Plan shall terminate and thereupon become null and void; provided, however, that the optionee shall have the right, immediately prior to such dissolution, merger or consolidation, to exercise any such option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period (as defined below); or

               (iii) the Authorized Committee shall make such other arrangements, which may include termination of outstanding options against payment therefor, as the Board or Authorized Committee may at the time deem fair and equitable in its discretion."


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


          Executed at San Diego, California this 14th day of July, 1998.


                                   PRICE ENTERPRISES, INC.

                                   By:  /s/JACK McGRORY
                                        ----------------

                                   Title: President and Chief Executive Officer
                                          -------------------------------------

                                   Date:
                                          ---------------------------


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